Exhibit 99.1(d)(4)

October 18, 2008

To: FERTITTA HOLDINGS, INC.

Gentlemen:

Reference is made to (i) the Agreement and Plan of Merger, dated as of June 16, 2008 (the “Agreement”), among Fertitta Holdings, Inc., a Delaware corporation (“Parent”), Fertitta Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Tilman J. Fertitta (“Fertitta”), for certain limited purposes, and Landry’s Restaurants, Inc., a Delaware corporation (the “Company”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of the date hereof (the “Amendment”), among Parent, Merger Sub, Fertitta, for certain limited purposes, and the Company, and (ii) the letter agreement, dated June 16, 2008 (the “Equity Commitment Letter”), between Parent and Fertitta, relating to the contribution by Fertitta to Parent of certain cash and share amounts in connection with the transactions contemplated by the Agreement. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement or the Equity Commitment Letter, as applicable.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Fertitta hereby agree to amend the Equity Commitment Letter as follows (such amendment, this “Equity Commitment Amendment”):

1. All references to the Agreement in the Equity Commitment Letter, as amended by this Equity Commitment Amendment, are hereby amended to refer to the Agreement, as amended by the Amendment.

2. The second paragraph of the Equity Commitment Letter is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

In the event of the satisfaction or waiver, where permissible, of the conditions set forth in Sections 8.01 and 8.02 of the Agreement (it being agreed for purposes of this letter agreement that any condition precedent the satisfaction of which is dependent upon the contributions contemplated by this paragraph and which would be fully satisfied upon the making of such contributions shall be deemed to have been satisfied), and subject to the terms and conditions set forth herein, I agree that, immediately prior to the Effective Time, I will do the following:

(1) contribute or cause to be contributed to Parent an amount in cash equal to $90,000,000 (such amount, the “Cash Commitment Amount”). To the extent that I acquire additional shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) after the date of the Equity Commitment Amendment and prior to the Closing Date, I will contribute or cause to be contributed to Parent such shares, valued at my actual purchase price for such shares, and my Cash Commitment Amount will be reduced by a corresponding amount;

(2) contribute or cause to be contributed to Parent 6,131,481 shares of Common Stock that I own immediately prior to the Effective Time (the “Rollover Stock”), the aggregate amount of which, based on a value of $13.50 per share, will be equal to $82,774,993.50 (such amount, the “Stock Rollover Commitment Amount” and, together with the Cash Commitment Amount, the “Commitment Amount”); and

(3) agree that all options to purchase shares of Common Stock (a schedule of which is set forth on Exhibit A attached to this letter agreement) (subject to adjustment in the event that Parent and I consent to the exercise of all or any portion of such options prior to the Effective Time, the “Cancelled Awards”) that I hold immediately prior to the Effective Time, the aggregate amount of which, based on a value of $13.50 per share of Common Stock, will be equal to $1,900,000 (such amount, subject to adjustment in the event that Parent and I consent to the exercise of all or any portion of such options prior to the Effective Time, the “Award Commitment Amount”), will be cancelled.

3. This Equity Commitment Amendment, and any disputes hereunder, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard the conflict of laws principles thereof.

4. This Equity Commitment Amendment may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5. Except as set forth herein, the terms and provisions of the Equity Commitment Letter will remain in full force and effect in accordance with their terms.

Very truly yours,

/s/ Tilman J. Fertitta

TILMAN J. FERTITTA

Accepted and Agreed to

as of the date written above

FERTITTA HOLDINGS, INC.

By:	/s/ Tilman J. Fertitta
Name: Tilman J. Fertitta
Title: Chief Executive Officer and President